UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 4, 2006
Health Grades, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22019	62-1623449

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 Golden Ridge Road, Suite 100, Golden, Colorado, 80401
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code (303) 716-0041
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
On May 4, 2006, we issued a press release relating to an arrangement with Tenet Healthcare Corporation (Tenet). A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
The arrangement with Tenet Healthcare Corporation (Tenet) consists of two agreements covering physician online services and hospital online services (collectively, the “Patient-Provider Gateway Agreements”). Under these agreements, as described in more detail in the press release, we will provide to consumers, free of charge, detailed information about physicians affiliated with Tenet hospitals and their practices. In addition, Tenet’s affiliated, eligible physicians will participate in our Patient-Provider Gateway program, which enables physicians to add information about themselves and their practices to the profiles available on our website. We will also include on our website profiles of the Tenet hospitals with which the physicians are affiliated, and we will provide additional services and support to Tenet hospitals and affiliated physicians.
The Patient-Provider Gateway Agreements provide for a fee based on the number of covered physicians or hospitals, as the case may be. The fee arrangement relating to physicians provides for a minimum annual fee based on a specified minimum number of covered physicians. If Tenet sells or closes a facility, the minimum number of physicians and minimum annual fee will be reduced on a pro rata basis. Fees are also subject to reduction if site traffic levels decline below a specified amount.
Based upon the first year minimum annual fee for the Patient-Provider Gateway Agreement relating to physicians, and the number of hospitals to initially be covered by the agreement relating to hospitals, we anticipate that we will receive minimum fees during the first year of the agreements equal to approximately $2,500,000. Annual fees increase by approximately 10% in both the second and third years of the term.
The term of the Patient-Provider Gateway Agreement is three years. Each party has the right to terminate the agreements (which generally must be terminated concurrently) without cause on the first and second anniversary dates of the agreements, subject to payment of a termination fee. While Tenet also has the right to terminate the agreements without cause on 30 days notice, we would be entitled to retain, in addition to the applicable termination fee, all prepaid fees (fees are largely invoiced in advance on an annual basis, subject to delay of a portion of the first year fees in connection with the process described in the following paragraph). “Cause” terminations may occur if, among other things, specified minimum site traffic is not maintained or if a change of control occurs as a result of which a competitor of Tenet controls us.
Under the Patient-Provider Gateway Agreement relating to physicians, we are required to complete an implementation plan with regard to our services within 90 days after the date of the agreement. After we inform Tenet that we have completed the implementation plan, Tenet will have 14 days to determine whether our online service tests as Tenet deems reasonably necessary to assure that it is operating as required under the agreement. If Tenet discovers any discrepancies, and we do not remedy the discrepancies within 30 days after Tenet provides notice to us, Tenet may terminate the Patient-Provider Gateway Agreements and receive a full refund of any portion of the annual fees already paid.
This report contains forward-looking statements, including statements relating to the services to be performed and payments to be made under the Patient-Provider Gateway Agreements, and anticipated minimum revenues under the agreements. Actual results may differ materially from those described in such forward-looking statements due to several factors, including, among others, sales or closings of Tenet facilities, Tenet’s adverse determination regarding the operation of our online services and unanticipated reduction in our site traffic.
The information in this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits
The following exhibit is being furnished with this report:

Exhibit No.	Description
99.1	Press Release Dated May 4, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH GRADES, INC. (Registrant)
By:	/s/ ALLEN DODGE
Allen Dodge
Senior Vice President --Finance and Chief Financial Officer

Dated: May 4, 2006

Exhibit Index

Exhibit No.	Description
99.1	Press Release Dated May 4, 2006

4